EXHIBIT 99.2

MoSys Announces Proposed Public Offering of Common Stock

SANTA CLARA, Calif., Feb. 26, 2015 - MoSys, Inc. (NASDAQ: MOSY ) today announced that it intends to offer shares of its common stock in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Roth Capital Partners is acting as the sole book-running manager of the offering and The Benchmark Company is acting as co-manager.

The company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares described above are being offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission, or SEC. A preliminary prospectus relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. More information is available at www.mosys.com.

Safe Harbor / Forward-Looking Statements

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, risks associated with the cash requirements of the company’s business and other risks identified in the company’s most recent report on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that MoSys files from time to time with SEC. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager

Shelton Group, Investor Relations

+1 (214) 272-0089

btwing@sheltongroup.com